Exhibit 99.1

News Release

Contact:	Constance Bienfait
Vice President
Investor Relations & Corporate Communications
Metabasis Therapeutics, Inc.
(858) 622-5575

METABASIS THERAPEUTICS ANNOUNCES APPOINTMENT OF DR. ELIZABETH STONER, FORMER MERCK CLINICAL DEVELOPMENT EXECUTIVE, TO ITS BOARD OF DIRECTORS

SAN DIEGO, CA – April 25, 2008 – Metabasis Therapeutics, Inc. (Nasdaq: MBRX) announced today that Dr. Elizabeth Stoner was appointed to the Company’s Board of Directors on April 23, 2008. Dr. Stoner brings extensive global clinical research and development experience from her 22-year tenure at Merck Research Laboratories, as well as from her years in academic medicine. She will also be joining Metabasis’ Scientific Advisory Board.

Dr. Stoner held various key executive roles while at Merck Research Laboratories, most recently as Senior Vice President for Global Clinical Development Operations. In that role, she was responsible for the Company’s clinical development activity in over 40 countries. She also oversaw the clinical development activities of Merck’s Japanese partner Banyu, led the clinical development for the Merck/Schering-Plough Joint Venture for Zetia/Vytorin, and played a critical leadership role in Merck’s efforts to transform its worldwide clinical development operations. Earlier in her career at Merck, Dr. Stoner led the Proscar clinical development program from inception, establishing Merck as a leader in the field of prostate disease. As Endocrine Therapeutic Head, Dr. Stoner’s responsibilities included all steroid and lipid metabolism, as well as the growth hormone secretagogue, clinical research programs.

Her other roles at Merck included Senior Vice President of Clinical Sciences and Product Development, Chair of the Cholesterol Development Committee, and Vice President of Clinical Research for the Endocrine/Metabolism clinical research programs.

In addition to her work in clinical research and development at Merck, Dr. Stoner maintained a medical practice from 1985 through 2006, as an assistant attending physician of pediatrics at New York Hospital. Prior to that, she was an Assistant Professor of Pediatrics at Cornell University Medical College. Dr. Stoner has also authored over 50 publications as well as 13 U.S. patents. She is a member of several Boards of Directors and professional committees and is the recipient of numerous distinguished honors. Dr. Stoner recently joined MPM Capital as a managing director.

Dr. Stoner received a B.S. in Chemistry from Ottawa University, KS, an M.S. in Chemistry from the State University of New York at Stony Brook and an M.D. from Albert Einstein College of Medicine.

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“Dr. Stoner’s experience and background will be an invaluable asset to the Company and we are very excited that she is joining our Board of Directors,” commented David F. Hale, Chairman of the Board at Metabasis. “Her exceptional credentials, extensive knowledge of clinical development and experience with metabolic diseases will be invaluable as we continue work on our core product candidates currently in clinical development for type 2 diabetes and hyperlipidemia. We also expect her to be a tremendous resource in our efforts to establish strong strategic collaborations to maximize the value of our assets.”

About Metabasis (www.mbasis.com):

Metabasis is a biopharmaceutical company using its proprietary technologies, scientific expertise and unique capabilities for targeting the liver and liver pathways. The Company has established a broad pipeline of product candidates and advanced research programs targeting large markets with significant unmet needs. Metabasis’ core area of focus is on the discovery and development of drug candidates to treat metabolic diseases such as hyperlipidemia and diabetes, among others. Although not a core focus of the Company, Metabasis has also discovered and developed drug candidates indicated for the treatment of liver diseases such as hepatitis and primary liver cancer, which it now intends to license or partner. All product candidates were developed internally using proprietary technologies.

Forward-Looking Statements:

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Metabasis’ clinical and preclinical development activities as well as its strategic collaboration efforts. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress and timing of clinical trials for Metabasis’ product candidates; the fact that positive results from preclinical studies and early clinical trials does not necessarily mean later clinical trials will succeed; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing Metabasis’ product candidates; serious adverse side effects or inadequate efficacy of, or serious adverse events related to, Metabasis’ product candidates or proprietary technologies; the risk that Metabasis will not be able to build more value or retain rights for direct commercialization of its product candidates; Metabasis’ dependence on its licensees and collaborators for the clinical development and registration of, as well as information relating to, certain of its product candidates; potential conflicts with collaborators that could delay or prevent the development or commercialization of Metabasis’ product candidates; the scope and validity of intellectual property protection for Metabasis’ product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; Metabasis’ ability to obtain additional financing to support its operations; and other factors discussed in the “Risk Factors” section of Metabasis’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in Metabasis’ other filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

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